UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2005

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

323 Center Street, Suite 1300, Little Rock, AR	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On September 14, 2005, the board of directors of ThermoEnergy Corporation (“ThermoEnergy”) approved a new employment agreement for our Chairman and Chief Executive Officer, Dennis C. Cossey. Also, as described under Item 5.02 below, Andrew T. Melton entered into an employment agreement with ThermoEnergy in connection with his appointment by the board of directors as our Chief Financial Officer. The material terms of the employment agreements for Messrs. Cossey and Melton are substantially similar and both are described below.

The general terms of the employment agreements with Messrs. Cossey and Melton provide for a contract term of five years, with a beginning base compensation of $200,000 and minimum annual increases in compensation of 15%. The employment agreements also provide that each officer will be eligible for discretionary incentive compensation of up to 100% of his base salary, as determined by the Compensation and Benefits Committee. The employment agreements also entitle each officer to periodic performance-based compensation if certain unusual, but significant, events occur, including but not limited to the acquisition of new technology, the execution of new contracts in excess of twenty percent of existing revenues and other events as determined by the Compensation and Benefits Committee.

In addition, the employment agreements provide that, upon the occurrence of a change in control of ThermoEnergy, each officer will be entitled to receive a lump sum payment of five years’ base compensation from the date of a change of control, as well as an immediate vesting of all unvested stock options and/or restricted stock grants.

The employment agreements also contain certain restrictive covenants protecting our company’s trade secrets and covenants for each officer not to compete or solicit company customers or employees for a period of one year after the termination of his employment.

In addition to the matters set forth above, ThermoEnergy, in satisfaction of certain deferred compensation obligations under previous employment agreements, issued to Mr. Cossey 61,905 shares of restricted Common Stock and options to purchase, at $1.29 per share, an additional 560,000 shares of Common Stock and to Alexander G. Fassbender, a member of our board of directors and our Executive Vice President of Technology, 48,639 shares of restricted Common Stock and options to purchase, at $1.29 per share, an additional 440,000 shares of Common Stock.

ITEM 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective September 14, 2005, our board of directors appointed Andrew T. Melton as Chief Financial Officer of ThermoEnergy, filling the vacancy created by the death of Primo L. Montesi. In connection with his appointment as Chief Financial Officer, Mr. Melton resigned as a member of the board’s Audit Committee, which he previously had served as its chairman. Mr. Melton will remain a member of our board of directors.

Mr. Melton has served as a director of ThermoEnergy since September 1997. Mr. Melton also served as chairman of ThermoEnergy’s Audit Committee and is currently a member of our Compensation and Benefits Committee. Mr. Melton is currently President and principal shareholder of Solomon Equities, Inc., located in Irving, Texas. On August 26, 2004, Solomon Equities Inc., d/b/a Trail Dust Steak House of Denton filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Texas. From January 1997 to January 1999, Mr. Melton served as Chief Executive Officer and the principal shareholder of Solomon Financial Inc., a company specializing in financing Canadian imports to the United States. Mr. Melton is a certified public accountant and received an MBA in finance and a Bachelor of Science degree in economics from Louisiana Tech University.

The material terms of Mr. Melton’s employment agreement are described in Item 1.01 of this report on Form 8-K, and hereby incorporated by reference.

On September 14, 2005, our board of directors elected Ian A. Bowles, age 39, to fill a vacancy on the board of directors for a term expiring at our 2006 annual meeting of shareholders or until his successor is elected and duly qualified. Mr. Bowles is expected to serve on the Compensation and Benefits Committee of the board of directors. There are no arrangements or understandings between Mr. Bowles and any other person pursuant to which he was elected. Mr. Bowles purchased 25,000 shares of our Series A Convertible Preferred Stock and warrants to purchase 11,250 shares of our Common Stock for an aggregate purchase price of $30,000, as part of our July 2005 financing.

Mr. Bowles is President & CEO of MassINC, a nonprofit research institute in Boston, Massachusetts. Before joining MassINC in 2003, he was Senior Advisor to the Gordon and Betty Moore Foundation and Senior Research Fellow in Science and International Affairs at Harvard University’s Kennedy School of Government. Until 2001, Bowles served as Senior Director of Global Environmental Affairs at the National Security Council and Associate Director of the White House Council on Environmental Quality. He holds an A.B. from Harvard College and a master’s degree from Oxford University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOENERGY CORPORATION
(Registrant)

Date: September 20, 2005

	By:	/s/ Dennis C. Cossey
	Name:	Dennis C. Cossey
	Title:	Chairman and Chief Executive Officer